CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The General Partner and Unitholders
AllianceBernstein L.P.
AllianceBernstein Holding L.P.

We consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to AXA Equitable Life Insurance Company's Registration Statement File No. 333-130988 on Form N-4 of our reports dated February 24, 2006, with respect to (i) the consolidated statement of financial condition of AllianceBernstein L.P. as of December 31, 2005, and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2005, and the December 31, 2005 financial statement schedule, and (ii) the statement of financial condition of AllianceBernstein Holding L.P. as of December 31, 2005, and the related statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2005. We also consent to the incorporation by reference in the Prospectus of our reports dated February 24, 2006 appearing in AXA Equitable Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2006 and to the reference of our firm under the heading "Incorporation of certain documents by reference" in the Prospectus and as experts under the heading "Custodian and independent registered public accounting firm" in the Statement of Additional Information.




/s/ KPMG LLP
New York, New York
April 24, 2007